QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.10

June 7, 2011

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza, Suite 2400
New York, NY 10112

    Re:
    Reliance on Opinion dated April 21, 2011

Ladies and Gentlemen:

        We previously acted as special counsel in the State of New Jersey for Henry Bros. Electronics, Inc., a New Jersey corporation ("Henry"), and Airorlite Communications, Inc., a New Jersey corporation ("Airorlite"), in connection with that certain Purchase Agreement dated March 22, 2011 among, inter alia, Kratos Defense Security Solutions, Inc. ("Kratos"), Henry, Airorlite, Jefferies & Company, Inc. ("Jefferies"), KeyBanc Capital Markets, Inc. ("KeyBanc") and Oppenheimer Co., Inc. ("Oppenheimer"), and that certain Registration Rights Agreement dated March 25, 2011 among, inter alia, Kratos, Henry, Airorlite, Jeffries, KeyBanc and Oppenheimer, and we have rendered our opinion to Jeffries, KeyBanc and Oppenheimer dated April 21, 2011, in the form attached hereto.

        This will confirm our consent to your reliance on our opinion letter (without bringing down the opinion to the date hereof), in your capacity as counsel for Kratos and the preparation of a Registration Statement on Form S-4, as if such opinion letter were addressed directly to you, subject to all qualifications, limitations and exceptions set forth therein, and our consent to your inclusion of a copy of our opinion letter and this consent as an Exhibit to the Form S-4.

Very truly yours,

MMW&R/DSB/JTS/fg

A LIMITED LIABILITY PARTNERSHIP FORMED IN PENNSYLVANIA
LOUIS A. PETRONI — NEW JERSEY RESPONSIBLE PARTNER

April 21, 2011

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44144

Oppenheimer & Co. Inc.
300 Madison Avenue
New York, New York 10017

  Re:
  Purchase Agreement dated March 22, 2011 (the "Purchase Agreement"), among, inter alia, Kratos Defense & Security Solutions, Inc. ("Kratos"), Henry Bros. Electronics, Inc., a New Jersey corporation ("Henry"), Airorlite Communications, Inc., a New Jersey corporation ("Airorlite") and Jefferies & Company, Inc., KeyBanc Capital Markets, Inc. and Oppenheimer & Co. Inc. (together, the "Initial Purchasers"), and Registration Rights Agreement dated March 25, 2011 (the "Registration Rights Agreement") among, inter alia, Kratos, Henry, Airorlite and the Initial Purchasers

Ladies and Gentlemen:

        We have acted as special counsel in the State of New Jersey for Henry Bros. Electronics, Inc., a New Jersey corporation ("Henry"), and Airorlite Communications, Inc., a New Jersey corporation ("Airorlite"), in connection with the above referenced Purchase Agreement and Registration Rights Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. This opinion is being rendered at our clients' request pursuant to Section 7(b) of the Purchase Agreement.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of only the following documents:

          (a)   Purchase Agreement;

          (b)   Registration Rights Agreement;

          (c)   Short Form Standing Certificate in respect of Henry issued by the State Treasurer of the State of New Jersey dated March 24, 2011;

          (d)   Secretary's Certificate of Henry dated March 25, 2011 attaching copies of Henry's Certificate of Incorporation, bylaws, authorizing resolution and incumbency certificate, a copy of which Secretary's Certificate is attached hereto as Exhibit A;

          (e)   Short Form Standing Certificate in respect of Airorlite issued by the State Treasurer of the State of New Jersey dated April 13, 2011; and

          (f)    Secretary's Certificate of Airorlite dated March 25, 2011 attaching copies of Airorlite's Certificate of Incorporation, bylaws, authorizing resolution and incumbency certificate, a copy of which Secretary's Certificate is attached hereto as Exhibit "B".

Items (a) and (b) above are collectively referred to herein as the "Transaction Documents".

        In addition, we have examined originals, or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Henry and Airorlite, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

        Whenever our opinion with respect to the existence or absence of facts or circumstances is qualified by the phrase "to our knowledge" or similar language, we intend to indicate that during the course of our representation of Henry and Airorlite in connection with the Transaction Documents, and the investigation described above, no information has come to the attention of lawyers currently within our firm with principal responsibility for this transaction that would give us actual knowledge of the existence of such facts or circumstances. We have not undertaken any independent investigation to determine the accuracy or completeness of such statements (including without limitation any examination of any documents in our files or otherwise made available to us by Henry or Airorlite), and no inference as to the accuracy or completeness of any such statement should be drawn from our representation of Henry or Airorlite or our rendering the opinions set forth below.

        For purposes of our opinions we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that: (1) each party to each of the Transaction Documents, other than Henry and Airorlite, is validly existing and in good standing in each jurisdiction in which it is required to be qualified, and has the power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; (2) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto other than Henry and Airorlite; (3) each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms; and (4) the terms and conditions of the Transaction Documents have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Transaction Documents.

        Based on the foregoing, but subject to the qualifications and limitations expressed below, we are of the opinion that:

          1.     Each of Henry and Airorlite: (a) is a corporation that is an active business under the laws of the State of New Jersey; and (b) has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.

          2.     The execution and delivery by Henry of each of the Transaction Documents and its performance of its obligations thereunder has been authorized by all requisite corporate action on behalf of Henry and will not result in any violation of Henry's certificate of incorporation or bylaws. The execution and delivery by Henry of each of the Transaction Documents will not, to the best of our knowledge, result in the violation of any New Jersey state law applicable to Henry.

          3.     The execution and delivery by Airorlite of each of the Transaction Documents and its performance of its obligations thereunder have been authorized by all requisite corporate action on behalf of Airorlite and will not result in any violation of Airorlite's certificate of incorporation or bylaws. The execution and delivery by Airorlite of each of the Transaction Documents will not, to the best of our knowledge, result in the violation of any New Jersey state law applicable to Airorlite.

          4.     Neither the execution and delivery by Henry and Airorlite of each of the Transaction Documents nor their respective performance of their respective obligations thereunder requires the consent or approval of, or any filing or registration with, any State of New Jersey government authority or, to the best of our knowledge, any New Jersey court.

        The opinions herein expressed are subject to the following qualifications and limitations:

          (a) In rendering the opinions in paragraph 1 above as to the active status of Henry and Airorlite, we relied exclusively on certificates of the State Treasurer of the State of New Jersey. We bring to your attention the fact that Henry's Annual Reports are outstanding for 2010.

          (b) We render no opinion as to the enforceability of the Transaction Documents or as to any security or property interest purported to be granted thereby.

          (c) We express no opinion as to any factual matters contained in or incorporated by reference in any of the Transaction Documents or any schedules or documents attached thereto.

          (d) We express no opinion as to Henry's or Airorlite's rights in or title to any property.

          (e) Wherever in our opinion we refer to New Jersey state laws applicable to Henry of Airorlite, we refer to only those laws of general application to business entities in the State of New Jersey.

          (f) We express no opinion to: (1) matters relating to zoning, subdivision, environmental protection or other laws pertaining to the use, occupancy, development, leasing, improvement, management or operation of real property; (2) matters relating to income tax, capital stock tax or other tax laws, securities laws, including, without limitation, blue sky filings, ERISA, pension, employee benefits or labor law and regulations, usury laws, environmental laws, accessibility laws, health and safety laws or bulk sales laws, or (3) any export control, trade regulation, antitrust, patent, copyright, trademark, service mark or other intellectual property laws; or (4) compliance with or the effect of any federal laws, rules or regulations applicable to Henry or Airorlite by virtue of the nature or extent of the business or operations of Henry or Airorlite or any of their affiliates.

          (g) We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey. The opinions expressed above concern only the effect of the laws of the State of New Jersey as currently in effect.

          (h) We express no opinion as to the effect on the opinions expressed herein of (i) compliance or non-compliance by any party to the Transaction Documents with any laws or regulations applicable to it; or (ii) the legal or regulatory status or the nature of the business of any such party.

        This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions expressed in this letter are rendered as of the date hereof, and are based on existing law which is subject to change. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

        This opinion letter is rendered for the sole benefit of the addressees hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity, except that this opinion may be delivered to any regulators, accountants, attorneys and/or other professional advisers of the addressee hereof and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion.

Very truly yours,
/s/ Montgomery, McCracken, Walker & Rhoads, LLP

MMWR:DSB:JTS:fg

QuickLinks

  Exhibit 5.10